UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 5, 2012

EASTERN AMERICAN NATURAL GAS TRUST

(Exact name of Registrant as specified in its charter)

Delaware	1-11748	36-7034603
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

The Bank of New York Mellon Trust Company, N.A., Trustee

Global Corporate Trust

919 Congress Avenue

Austin, Texas 78701

(Address of principal executive offices)

Registrant’s Telephone Number, including area code: (800) 852-1422

Not applicable

(Former name, former address and former fiscal year,

if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.  Regulation FD Disclosure.

On October 5, 2012 Energy Corporation of America (“ECA”), which is the sponsor of Eastern American Natural Gas Trust (the “Trust”), informed the Trustee of the Trust that ECA has estimated the present value of the Asset Retirement Obligation, as defined under Generally Accepted Accounting Principles, attributable to the Trust’s Royalty NPI associated with potential plugging and abandonment liabilities for wells in which the Trust holds its Royalty NPI at between $2.7 million and $5.0 million. The estimate range is net of estimated salvage value.

ECA noted that the Asset Retirement Obligation attributable to the Royalty NPI could be considered a Capital Cost under the terms of the Royalty NPI Conveyance, and that if such a determination were made, the costs would be chargeable against future distributions to a future purchaser of the Royalty NPI or to the Trust.

As previously disclosed, as required by the Amended and Restated Trust Agreement governing the Trust, the Trust is in the process of attempting to sell the Royalty NPI.  If the Trust has not sold its interest in the Royalty NPI by October 31, 2012, the Trustee will engage or have engaged an appraiser to appraise the Royalty NPI as of September 30, 2012, and ECA will have the right to purchase the Royalty NPI at the appraised value (less the aggregate amount of distributions made to the Trust from the Royalty NPI since September 30, 2012).  Under the terms of the Trust Agreement, ECA also has a right of first refusal to purchase the Royalty NPI on the terms offered by any prospective third party purchaser.

Also as previously disclosed, ECA, which originally had the right to require the Trust to deliver the appraisal if the Royalty NPI had not been sold by September 30, 2012, granted a waiver in order to allow the Trust an additional month in which to market the Royalty NPI.

If ECA elects not to purchase the Royalty NPI, the Trustee is required to take all reasonable actions within its discretion necessary to arrange for an unreserved auction or sealed bid sale (collectively, the “March 1, 2013 Sale”) of the Royalty NPI to be held on March 1, 2013, and to sell the Royalty NPI to the highest cash bidder at the auction or sale.  The Trustee will mail notice of any March 1, 2013 Sale, if one occurs, to each Trust Unitholder at his or her address as it appears in the records of the Trustee at least 60 days prior to any such sale. However, no approval of the Trust Unitholders will be required or sought prior to any such sale of the Royalty NPI or any portion thereof as described herein. If the Trustee sells the Royalty NPI prior to March 1, 2013, no notice of the sale will be mailed to Unitholders.

In addition to ECA’s purchase right at an appraised fair value as described above, ECA has the right under the Trust Agreement to purchase any or all of the Royalty NPI from the Trust on the same price and terms as those offered by any person in any proposed sale. Further, in the event of a proposed disposition by auction or sealed bid, ECA has additional rights to purchase the Royalty NPI to be sold, including those described below.

In the event the Trustee gives notice of a proposed disposition of all or a portion of the Royalty NPI by auction or sealed bid at the March 1, 2013 Sale, the Trustee shall prior to such auction or bid, unless the right of first refusal is waived by ECA, engage (at the expense of the Trust) an independent appraiser to appraise the fair value (as of the date of such notice) of the portion of the Royalty NPI proposed to be sold. Upon receipt of the appraisal, ECA may exercise its option to acquire the portion of the Royalty NPI proposed to be sold for cash in the amount of the appraised value (less the aggregate amount of distributions made to the Trust from that portion of the Royalty NPI since the date of the appraised value) by delivery of a written election notice to the Trustee within ten business days from the date of receipt by ECA of the independent appraiser’s report.

In the event the Trustee gives notice of a proposed disposition of all or a portion of the Royalty NPI by auction or sealed bid, and ECA does not exercise its option to acquire the portion of the Royalty NPI proposed to be sold, ECA could, but would not be required to, bid for the Royalty NPI to be sold in the auction or sealed bid process. No assurance can be given that ECA would make a bid in any such process. However, in the event that ECA were to bid in any such process and were the top bidder, ECA would be entitled to purchase the Royalty NPI to be sold in the auction or sealed bid process. Any such purchase pursuant to the auction or sealed bid process by ECA or a third party could be at a price lower than fair value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Eastern American Natural Gas Trust

By: The Bank of New York Mellon Trust Company, N.A.,
as Trustee

By:	/s/ Sarah Newell
Name:	Sarah Newell
Title:	Vice President

Date: October 11, 2012